Exhibit 99.1

500 Spruce Tree Centre 1600 University Avenue West St. Paul, Minnesota 55104-3825 USA 651.603.7700 Fax: 651.603.7795 www.imagesensing.com

NEWS RELEASE

Contacts:	Greg Smith, Chief Financial Officer Image Sensing Systems, Inc. Phone: 651.603.7700

FOR IMMEDIATE RELEASE

Image Sensing Systems Announces Third Quarter Financial Results

Saint Paul, Minn., October 31, 2012 — Image Sensing Systems, Inc. (NASDAQ: ISNS), announced today the results for its first nine months of its fiscal year and third quarter ended September 30, 2012.

Revenue for the nine months ended September 30, 2012 was $18.1 million compared to $21.7 million for the same period of 2011, while revenue for the third quarter of 2012 was $7.2 million compared to $7.4 million for the same period a year ago. Revenue from royalties was $9.2 million in the first nine months of 2012 compared to $9.1 million in 2011 and $3.8 million in the third quarter of 2012 compared to $3.3 million in the same period of 2011. Product sales were $9.0 million for the first nine months of 2012 compared to $12.6 million in 2011 and were $3.4 million in the third quarter of 2012 compared to $4.1 million in the same period in 2011. World-wide CitySync product sales were $3.7 million in the first nine months of 2012 and $1.1 million in the third quarter and RTMS® product sales and royalties were $1.8 million and $621,000, respectively, in the first nine months of 2012 and $799,000 and $258,000, respectively in the third quarter. Econolite distribution of RTMS in North America began in the first quarter of 2012.

Net loss for the first nine months of 2012 was $(3.3) million or $(0.68) per share compared to a net loss of $(9.3) million or $(1.93) per share for the same period in 2011. Net income for our 2012 third quarter was $1.0 million or $0.20 per diluted share compared to net loss of $(8.7) million or $(1.81) per share for the same period in 2011. We recorded non-cash goodwill impairment charges in the second quarter of 2012 and the third quarter of 2011. On a non-GAAP basis, excluding the goodwill impairment charge, restructuring and intangible asset amortization, all net of tax, net income for the first nine months of 2012 was $735,000 or $0.15 per share and net income for the third quarter was $831,000 or $0.17 per share. Gross margins on product sales in the third quarter of 2012 were negatively impacted by a $150,000 lower of cost or market adjustment to inventory procured for a contract that was subsequently cancelled. Our effective income tax rate for 2012 is impacted by a non-deductible portion of the goodwill impairment charge and our tax credit status in multiple jurisdictions.

Kris Tufto, CEO, said, “Certain of our assets continued to underperform their potential, but we saw improved results in numerous areas. In combination with reduced operating expenses, and despite a $0.05 per share charge to separate from our prior CEO, we had our most profitable quarter since 2010 and this is encouraging for sustaining profitable growth. Further, we again increased our cash and investments balances at quarter-end to $10.6 million, up from $9.7 million at June 30 and $7.3 million at the start of the year.

“We are in a transition period and are reexamining our business model, operational tactics and markets. And while we are optimistic that long-term U.S. Federal funding commitments will help buoy our North American outlook, our business faces continued uncertainty. We likely will determine that operational expense in the near term should be increased to solidify our efforts in various engineering and marketing areas. We believe we can achieve reasonable profit levels and revenue growth through better utilization of our assets.

“The rollout of our Autoscope® Duo hybrid product remains a key focus and we have recently made some important enhancements to Duo based on feedback from the field. We are excited to see the demonstration sites achieving detection rates equal to those of in–ground loops. We expect strong pick up for demand after the enhancements are trialed and added to customer specifications, although this is a quarter or two later than our original target,” continued Mr. Tufto.

Non-GAAP Information

We provide certain non-GAAP financial information as supplemental information to GAAP amounts. This non-GAAP information excludes the impact, net of tax, of amortizing the intangible assets from the 2007 EIS asset acquisition and the 2010 CitySync acquisition and may exclude other non-recurring items. Management believes that this presentation facilitates the comparison of our current operating results to historical operating results. Management uses this non-GAAP information to evaluate short-term and long-term operating trends in our core operations. Non-GAAP information is not prepared in accordance with GAAP and should not be considered a substitute for or an alternative to GAAP financial measures and may not be computed the same as similarly titled measures used by other companies.

About Image Sensing

Image Sensing Systems, Inc. is a provider of software-based detection solutions for the Intelligent Transportation Systems (ITS) sector and adjacent markets including security, police and parking. We have sold more than 125,000 units of our industry leading Autoscope® machine-vision, RTMS® radar and CitySync automatic number plate recognition (ANPR) products in over 60 countries worldwide. This depth of our experience coupled with the breadth of our product portfolio uniquely positions us to provide powerful hybrid technology solutions and to exploit the convergence of the traffic, security and environmental management markets. We are headquartered in St. Paul, Minnesota. Visit us on the web at imagesensing.com.

Safe Harbor Statement: Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; developments in the demand for the Company’s products and services; relationships with the Company’s major customers and suppliers; the mix of and margins on the products we sell; unanticipated delays, costs and expenses inherent in the development and marketing of new products and services, including ANPR products; adverse weather conditions in our markets; the impact of governmental laws and regulations; increased international presence; our success in integrating acquisitions; and competitive factors. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s reports and other documents filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011 filed in March 2012.

Image Sensing Systems, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share information)
(unaudited)

	Three-Month Period Ended September 30,		Nine-Month Period Ended September 30,
	2012	2011	2012	2011
Revenue
Royalties	$3,774	$3,337	$9,159	$9,052
Product sales	3,403	4,085	8,983	12,617
	7,177	7,422	18,142	21,669
Cost of revenue (exclusive of amortization below)	1,861	1,775	4,493	5,598
Gross profit	5,316	5,647	13,649	16,071

Operating expenses
Selling, marketing and product support	1,567	2,616	5,237	7,874
General and administrative	1,532	1,743	4,072	4,749
Research and development	954	1,091	3,241	3,119
Restructuring	—	—	430	—
Goodwill impairment	—	11,685	3,175	11,685
Amortization of intangible assets	409	417	1,227	1,243
	4,462	17,552	17,382	28,670
Income (loss) from operations	854	(11,905)	(3,733)	(12,599)
Other income	3	1	27	7
Income (loss) before income taxes	857	(11,904)	(3,706)	(12,592)
Income tax benefit	(132)	(3,174)	(369)	(3,264)
Net income (loss)	$989	$(8,730)	$(3,337)	$(9,328)

Basic net income (loss) per share	$0.20	$(1.81)	$(0.68)	$(1.93)
Diluted net income (loss) per share	$0.20	$(1.81)	$(0.68)	$(1.93)

Weighted shares – basic	4,904	4,836	4,878	4,826
Weighted shares – diluted	4,964	4,836	4,878	4,826

Reconciliation of GAAP to non-GAAP basis
Non-GAAP operating expenses (1)	$4,053	$5,450	$12,550	$15,742
Non-GAAP income from operations	1,263	197	1,099	329
Other income	3	1	27	7
Non-GAAP income before income taxes	1,266	198	1,126	336
Non-GAAP income tax expense (benefit) (2)	435	(384)	391	(194)
Non-GAAP net income	$831	$582	$735	$530

Non-GAAP basic net income per share	$0.17	$0.12	$0.15	$0.11
Non-GAAP diluted net income per share	$0.17	$0.12	$0.15	$0.11

Notes to non-GAAP adjustments
(1)	Amortization of intangible assets, restructuring expenses and goodwill impairment for the applicable period as shown above are removed
(2)	Income tax expense (benefit) is increased (reduced) by impact of (1) at ISS’ effective rate after adjusting for amortization of intangible assets, restructuring and goodwill impairment

Image Sensing Systems, Inc.
Condensed Consolidated Balance Sheet
(in thousands)
(unaudited)

	September 30, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	$7,466	$5,224
Investments	3,155	2,093
Receivables, net	8,278	10,148
Inventories	4,950	6,142
Prepaid expenses and deferred taxes	2,306	2,073
	26,155	25,680
Property and equipment, net	1,230	1,435
Deferred taxes	3,668	3,131
Goodwill and intangible assets, net	6,909	11,008
	$37,962	$41,254
Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$3,071	$4,545
Income taxes payable	621	67
	3,692	4,612
Income taxes payable	316	316
Shareholders’ equity	33,954	36,326
	$37,962	$41,254

Image Sensing Systems, Inc.
Condensed Consolidated Statement of Cash Flows
(in thousands)
(unaudited)

	Nine-Month Period Ended September 30,
	2012	2011
Operating activities
Net loss	$(3,337)	$(9,328)
Adjustments to reconcile net loss to net cash provided by (used in) operations
Goodwill impairment	3,175	11,685
Depreciation and amortization	1,778	1,620
Stock option expense	186	308
Changes in operating assets and liabilities	1,372	(6,546)
Net cash provided by (used in) operating activities	3,174	(2,261)

Investing activities
Purchases of property and equipment, net of disposals	(293)	(566)
Payments of earn-outs	—	(2,361)
Sales (purchases) of investments	(1,062)	1,274
Net cash used in investing activities	(1,355)	(1,653)

Financing activities
Proceeds from exercise of stock options	121	70
Net cash provided by financing activities	121	70

Effect of exchange rate changes on cash	302	(35)

Increase (decrease) in cash and cash equivalents	2,242	(3,879)
Cash and cash equivalents, beginning of period	5,224	8,021
Cash and cash equivalents, end of period	$7,466	$4,142

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